Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2017, with respect to the financial statements of The Relative Value Fund, which appears in the Statement of Additional Information included in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-213003 on Form N-2 (the “Registration Statement”). We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm; Legal Counsel” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

Chicago, Illinois

April 14, 2017